SCHEDULE
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                                    BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                              LSV ASSET MANAGEMENT

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

PORTFOLIO                                        FEE (IN BASIS POINTS)
---------                                        ---------------------
LSV Value Equity Fund                     0.55% of the average daily net assets
LSV Conservative Value Equity Fund        0.38% of the average daily net assets
LSV Conservative Core Equity Fund         0.38% of the average daily net assets
LSV Small Cap Value Fund                  0.70% of the average daily net assets